Exhibit 99.02

BEFORE THE CORPORATION COMMISSION OF THE STATE OF OKLAHOMA

IN THE MATTER OF THE APPLICATION OF	)
OKLAHOMA GAS AND ELECTRIC COMPANY	)	CAUSE NO. PUD 200800398
FOR AN ORDER OF THE COMMISSION	)
AUTHORIZING APPLICANT TO MODIFY ITS	)
RATES, CHARGES, AND TARIFFS FOR RETAIL	)
ELECTRIC SERVICE IN OKLAHOMA.	)	ORDER NO.

HEARING:	July 22, 2009
Before the Commission en banc with Referee Maribeth D. Snapp

APPEARANCES:	William J. Bullard, Patrick D. Shore, Kimber L. Shoop and Curtis M.
Long, Attorneys for Oklahoma Gas and Electric Company
James L. Myles and Lenora F. Burdine, Deputy General Counsels. Don A.
Schooler, Christian D. Szlichta and Elizabeth J. Stefanik, Assistant
General Counsels for Public Utility Division, Oklahoma Corporation
Commission
William L. Humes and Elizabeth Ryan, Assistant Attorneys General
for the Office of the Attorney General, State of Oklahoma
Thomas P. Schroedter, James D. Satrom and J. Fred Gist, Attorneys for
Oklahoma Industrial Energy Consumers
Ronald E. Stakem and Jack G. Clark, Jr., Attorneys for OG&E
Shareholders Association
Kendall W. Parrish, Attorney for AES Shady Point, LLC
Shelton L. Benedict, Attorney for PowerSmith Cogeneration Project,
Limited Partnership
Rick D. Chamberlain, Attorney for Wal-Mart Stores East, LP and
Sam’s East, Inc.
Cheryl A. Vaught and Deborah R. Thompson, Attorneys for the Oklahoma
Sustainability Network

FINAL ORDER APPROVING JOINT

STIPULATION AND SETTLEMENT AGREEMENT

BY THE COMMISSION:

The Corporation Commission of the State of Oklahoma (the “Commission”) being regularly in session and the undersigned Commissioners being present and participating, there comes now for consideration and action the Joint Stipulation and Settlement Agreement (“Joint

Stipulation”)1 executed between Oklahoma Gas and Electric Company (“Applicant”, “OG&E” or “Company”), the Public Utility Division of the Oklahoma Corporation Commission (“Staff”), the Attorney General of the State of Oklahoma (“AG”), the OG&E Shareholders Association (“Shareholders”), Oklahoma Industrial Energy Consumers (“OIEC”), Wal-Mart Stores East, LP and Sam’s East, Inc. (“Wal-Mart Parties”), AES Shady Point LLC (“AES”), and PowerSmith Cogeneration Project, Limited Partnership (“PowerSmith”) collectively referred to as the “Stipulating Parties”. A copy of the Joint Stipulation is attached hereto as Attachment “A” and incorporated herein by reference.

I.	PROCEDURAL HISTORY

On December 12, 2008, OG&E filed its Notice of Intent providing notice, pursuant to OAC 165:70-3-7, that it intended to file an application seeking to implement a plan which would modify the rates and charges for OG&E’s Oklahoma jurisdictional customers. On December 22, 2008, OIEC filed its Motion to Intervene and on January 12, 2009, the AG filed its Entry of Appearance. The Commission issued Order No. 564439 on the 15th day of January, 2009, granting OIEC’s Motion to Intervene. On January 20, 2009, Shareholders filed their Motion to Intervene which was granted by Order No. 564934 on February 3, 2009. AES filed its Motion to Intervene on February 5, 2009, and PowerSmith filed its Motion to Intervene on February 9, 2009. The Commission granted AES’ Motion by Order No. 565375, issued February 18, 2009, and PowerSmith’s Motion by Order No. 565950 on March 6, 2009.

Applicant filed its Application and supporting documentation on February 27, 2009, basing its request for a general rate change on a test year ending September 30, 2008. OG&E proposed to implement a general rate increase of $110,325,328 effective in the month of September, 2009, to: include approximately $1.6 billion in OG&E’s rate base for capital improvements made since rates were last reviewed and approved, based on a 2004 test year; recognize Operation and Maintenance (“O&M”) expenses that have increased since rates were last reviewed and approved; recognize all known and measurable changes; terminate the

1The Joint Stipulation was executed by Oklahoma Gas and Electric Company, the Public Utility Division of the Oklahoma Corporation Commission, the Attorney General of the State of Oklahoma, the OG&E Shareholders Association, Oklahoma Industrial Energy Consumers, Wal-Mart Stores East, LP and Sam’s East, Inc. and filed of record on July 2, 2009. Thereafter, AES Shady Point LLC. and PowerSmith Cogeneration Project, Limited Partnership executed signature pages to the Joint Stipulation which were filed as Amendments to the Joint Stipulation on July 8, 2009. Whenever the Joint Stipulation is referred to herein such reference means the Joint Stipulation, as amended and executed by all Stipulating Parties.

previously approved riders for the Redbud generating facility (approved by Order No. 559892 issued in Cause No. PUD 200800086) and the Centennial Wind Farm (approved by Order No. 524078 issued in Cause Nos. PUD 200500059 and PUD 200500177) and include such costs in rate base; move all current costs associated with Phase I and Phase II contained within the Security Rider (originally approved by Order No. 499043 issued in Cause No. PUD 200200168) into base rates while preserving the Security Rider for recovery of future security costs; modify the Cogeneration Credit Rider; terminate the Chain Account Aggregation Rider; terminate OG&E’s Performance Award for Curtailed Energy Rider (“PACE”), Curtailment Rider (“CR”) and Interruptible Rider (“IR”) and replace these three riders with a Load Reduction Rider; establish a test year ending September 30, 2008, with pro forma adjustments; grant a waiver of OAC 165:35-21-21(3) to allow for remote disconnection of service for advanced meters used in SmartPower deployment; seek certain changes to the Company’s terms and conditions of service, including but not limited to, changes necessary to allow pre-paid billing, remote connect/disconnect and paperless billing; seek changes to existing rate tariffs, including but not limited to, modifying the residential customer charges, kWh block structures, and energy prices, increasing the discount for residential customers who qualify for the LIHEAP rider and renaming the rider to the Low Income Assistance Program (“LIAP”), adding a senior citizens discount, modifying the Company’s Time-of-Use tariffs, including adjustment of embedded fuel by time period, modifying the Oil and Gas producers (“OGP”) rate tariff, modifying the Public Schools – Non-Demand (“PS-ND”) and Public schools – Demand (“PS-D”) rate tariffs, terminating the Oil and Gas Producers Levelized (“OGP-LEV”), Public Schools – Non-Demand Compressed Time-of-Use (“PS-ND-C-TOU”), Public Schools – Demand Compressed time-of-Use (“PS-D-C-TOU”), Power and Light Oil and Gas Producers (“PL-OGP”), Power and Light Levelized Demand (“PL-LEV”) and Large Power and Light Levelized Demand (“LPL-LEV”) rate tariffs; modify the Municipal Water Pumping (“PM”), Large Power and Light (“LPL”), and Power and Light (“PL”) rate tariffs; increase the power factor for LPL TOU, PL, PL TOU, PS-D and PS-D-TOU customers from 80% to 90%; modify QF-1 and QF-2 rate tariffs; and modify the Day-Ahead Pricing (“DAP”) program. The Company further requested approval: of a new weather normalization methodology; its “zero intercept” study; and establishment of two Variable Peak Pricing tariffs (for residential and General service customers) to be used in OG&E’s SmartPower deployment in Norman, Oklahoma.

On March 3, 2009, the Wal-Mart Parties filed their Motion to Intervene and on March 19, 2009, Staff filed its Motion to Establish Procedural Schedule. The Commission by Order No. 566675, issued on the 3rd day of April, 2009, established the preliminary procedural dates for this Cause and on the 29th day of April, 2009, issued Order No. 567320 establishing the Procedural Schedule for this Cause. On April 7, 2009, the Commission issued Order No. 566778 granting the Wal-Mart Parties’ motion to intervene. On April 10, 2009, OG&E filed its Motion for Protective Order which was granted by Order No. 567349 on the 30th day of April, 2009. On April 17, 2009, OG&E filed its Objections to OIEC’s Eighth Set of Data Requests and on May 8, 2009, the Commission issued Order No. 567563 dismissing OG&E’s objections.

OG&E, on May 19, 2009, filed its Motion to Establish Notice Requirements. The Commission on May 29, 2009, issued Order No. 568006 establishing the notice requirements for this Cause. On May 26, 2009, the Oklahoma Sustainability Network (“OSN”) filed its Motion to Intervene which was granted on the 4th day of June, 2009, by Order No. 568126. On May 28, 2009, OG&E, the Commission Staff, the AG, OIEC, Shareholders, OSN and the Wal-Mart Parties filed their Major Issues Lists. OG&E, on June 9, 2009, filed its Affidavit of Mailing certifying the Notice of Hearing had been sent to all parties of record.

On June 22, 2009, several parties filed Responsive Testimony regarding Revenue Requirements. Staff filed the Responsive Testimony of Thomas Lains, Brandy Loyd Wreath, Trent Alan Campbell, Robert C. Thompson, CPA, Marvin Vaughn, George Kiser, Jason Thenmadathil, Debbie Prater, Javad S. Seyedoff, Sharon D. Fisher, MBA, Karen Forbes, MBA, James Jones, Scott Grass, Tonya Hinex-Ford, Fairo Mitchell and Kiran Patel. The AG filed the Responsive Testimony of Roya Soltani. The OIEC filed Responsive Testimony of Mark E. Garrett and David C. Parcell. In addition Statements of Position were filed by PowerSmith, AES and OSN.

On June 24, 2009, several parties filed Responsive Testimony regarding Cost of Service and Rate Design. Staff filed the Responsive Testimony of David W. Smith. OIEC filed the Responsive Testimony of Scott Norwood and Mark E. Garrett. The Wal-Mart Parties filed the Responsive Testimony of Steve W. Chriss.

On July 2, 2009, OG&E, Staff, the AG, OIEC, the Wal-Mart Parties and Shareholders, filed the Joint Stipulation and Settlement Agreement and OG&E filed the Motion to Amend Procedural Schedule.

From June 22, 2009, through July 6, 2009, Affidavits of Publication were filed from The Oklahoman, Tulsa World, Medford Patriot-Star, Cherokee Messenger & Republican, Alva Review-Courier, Enid News & Eagle, Woodward News, Ellis County News, Dewey County Record, Daily Ardmoreite, Johnston County Capital-Democrat, Durant Daily Democrat, Sequoyah County Times, Tahlequah Daily Press, Poteau Daily News and Coalgate Record Register. OG&E, on July 7, 2009, filed its Affidavit of Mailing attesting the direct mailing of its “Special Notice” to all customers as prescribed by Order No. 568006.

On July 8, 2009, OG&E, on behalf of the Stipulating Parties, filed the Amended Stipulation and Settlement Agreement to add the signature pages of AES and PowerSmith as signatories to the Joint Stipulation. On July 14, 2009, the Commission issued Order No. 569007 amending the procedural schedule.

The Staff filed all public comments accumulated to date. Additionally, at the hearing on the merits, time was allocated for public comment, and certain citizens did make such public comment on the record. The hearing on the merits for this cause commenced pursuant to the Notice of Hearing on July 22, 2009, and concluded on said date.

II. TESTIMONY SUMMARIES

OKLAHOMA GAS AND ELECTRIC COMPANY

Howard M. Motley, Vice President Regulatory Affairs for OG&E filed his Supporting Testimony in support of the Joint Stipulation on July 13, 2009. Mr. Motley testified that the negotiations were arms-length discussions among well-informed parties experienced in utility regulation, which examined and addressed the various positions advanced by the parties in their responsive testimony. Mr. Motley stated that in his opinion, the Agreement is a result of the hard work and good faith of the parties.

Mr. Motley testified the parties agreed that OG&E shall file tariffs designed to produce Oklahoma jurisdictional operating revenues of $1,786,484,331 based upon the test year billing units reflected in Section M of the Company’s Application Package filed in the proceeding on February 27, 2009, as adjusted for weather using the weather normalization method proposed by OG&E. The new tariffs will result in an annual increase in revenues of $48.3 million. Mr. Motley further testified that the Stipulating Parties developed a plan to mitigate the approximate $48.3 million increase. He stated that under the terms of the Joint Stipulation

OG&E is to file new Fuel Cost Adjustment (“FCA”) factors that will reduce customer fuel costs approximately $137.9 million over a twelve month period. Mr. Motley introduced exhibit HWM-1 which detailed the effect of this agreement by customer class. For example, under the terms of the Joint Stipulation the Residential Class would receive a $44,273,650 annual increase offset by a $48,177,245 reduction in fuel costs resulting in a net decrease to the class of $3,903,595 during the first twelve months of the effectiveness of new rates.

Mr. Motley testified regarding the Stipulating Parties’ agreement related to the recovery of payments made for OG&E’s price response programs. Mr. Motley testified that in response to a recommendation by OIEC in its Responsive testimony, the Stipulating Parties agreed to remove the revenue adjustments for the Company’s load curtailment program for large customers from operating revenues and treat interruptible credit payments as an expense to be recovered through the FCA. He further explained that the reduction in capacity requirements, which results from the Load Reduction Program and other similar price response programs benefits customers in all classes and the Stipulating Parties agreed that the recovery of those payments should be recovered from all customers through the FCA using a production allocator.

Mr. Motley also testified the Stipulating Parties agreed that the Company should be allowed to recover the actual amount of the fuel and energy costs in uncollectible customer bills through the FCA as opposed to including an estimated amount in base rates. Mr. Motley testified that these uncollectible costs will be assigned and recovered from the service level of the customers causing the charge-off.

Regarding the treatment of Commission authorized tariff riders and the calculation of Allowance for Funds Used During Construction (“AFUDC”), Mr. Motley testified that any provision of a tariff rider currently in effect, which is not specifically changed by the Joint Stipulation, would be extended through the next rate case and the rate of return currently in effect for those tariff riders will remain in effect. That rate of return was established in Order No. 516261 issued in Cause No. PUD 200500151 as 8.658% and includes a return on equity of 10.75%. Mr. Motley explained that the “rate of return” referred to in the Joint Stipulation includes the cost of debt, common equity and associated income taxes approved in the Commission orders that established these tariff riders.

In addition, Mr. Motley testified the Stipulating Parties agreed that: 1) the storm cost recovery period for the Storm Cost Recovery Rider will be extended to include 2010 and 2011;

2) in recognition that certain accounting rules require an identified return on equity rate to calculate AFUDC, the Joint Stipulation provides that the return on equity for AFUDC will remain as is currently in effect; 3) the revenue requirement associated with Redbud, the Centennial Wind Farm and Phase I and Phase II of the security projects will now be recovered in base rates and the riders are terminated, or in the case of the Security rider, modified; and 4) base rates are to be adjusted for the recovery of cogeneration purchase power contract costs. Mr. Motley explained that in the past, base rates have recovered approximately $178 million for fixed payments under cogeneration contracts and any reduction in the fixed payment was credited through the Cogeneration Credit Rider (“CCR”). The Joint Stipulation reduces the recovery in base rates from $178 million to the actual payments in the test year of approximately $98 million and provides that the CCR will be extended in order to maintain a vehicle for any future changes in fixed payments.

Regarding the treatment of regulatory assets and liabilities, Mr. Motley testified that there were four such items addressed in the Joint Stipulation. Mr. Motley testified that with regard to pension expenses the Stipulating Parties agreed that since pension expense is a fluctuating item based on various actuarial assumptions a tracking mechanism is appropriate. Mr. Motley explained that the changes in pension expense, since Commission Order No. 516261 was issued in Cause No. PUD 200500151, have resulted in a regulatory asset balance. The Joint Stipulation provides that this balance will be amortized or written off over four years and future changes in pension expense will be compared to the amount recommended by the Commission Staff witness Campbell and the resulting regulatory asset or liability will be handled in the next rate case. Mr. Motley also testified that with respect to the remaining three items the Stipulating parties agreed that: the Company’s rate case expenses in this proceeding will be amortized over a 24 month period, ensuring that those costs will not be an issue in any subsequent rate case; and, as directed by a previous Commission order, the Commission Staff and Attorney General consulting costs for the Red Rock case will be amortized over a 24 month period and that the Red Rock Cancellation Regulatory Asset will be amortized over 27 years. Mr. Motley testified that the amortization of these regulatory assets will begin when new rates are implemented.

Next, Mr. Motley testified regarding the Norman SmartPower Program (“Norman Project”). Mr. Motley testified that the Norman Project was a critical step in the Company’s evaluation of smart meter and smart grid technology. Mr. Motley further testified that the benefits may include delaying the addition of fossil fueled generation facilities, optimization of distribution assets, better load forecasts, system planning, scheduling of maintenance work, lower fuel costs, reduced emissions and lower system line losses. Mr. Motley testified that approximately 42,000 smart meters will be deployed in Norman with approximately 2,200 communication devices to be placed in customer premises. Mr. Motley stated the Company will be able to test and evaluate different combinations of display panels and thermostats. Mr. Motley further testified that the information generated by the Norman Project will provide information as to which products and combinations customers find most beneficial.

Mr. Motley testified the Stipulating Parties agreed that the Norman Project costs would be capped at $20 million, including both capital costs and O&M expenditures and the annual revenue requirement, if the capped amount is reached, would be approximately $5.3 million. Mr. Motley further testified that the Norman Project will involve residential and commercial customers and the revenue requirement will be assigned on a distribution plant allocator to Service Level 3, 4, and 5 customers, with a typical residential customer paying approximately 38 cents per month. The expenses are to be recovered through a tariff rider when the equipment is in service, with a true-up of the recovery amount every six months calculated by comparing the revenue collected under the rider with the Company’s actual costs. Finally, Mr. Motley testified that the initial true-up adjustment will be for the period ending December 31, 2010, and the Company will report annually on the progress of the program.

Mr. Motley further testified that the Stipulating Parties agreed that one year after new rates are implemented the power factor for customers on demand rates will be increased to 85% and the parties will consider the implementation of a power factor requirement of 90% in the next rate case. Mr. Motley explained that the power factor measures the relationship between the power generated and the power consumed on the OG&E system. He stated that in an electric power system, a load with low power factor draws more current than a load with a high power factor, thereby wasting energy which then requires OG&E to have larger wires and other equipment, increasing costs to all customers. Mr. Motley testified that OG&E currently requires an 80% power factor, while many utilities have moved to a 90 to 95% power factor level.

Regarding allocation methodology, Mr. Motley testified that the agreed upon changes more accurately assign the costs to the cost causer. Mr. Motley testified that in any rate case, the first step is to determine the revenue requirements of the Company then determine how much of the revenue requirement should be paid by each customer class. Mr. Motley then explained that the revenue requirement for each customer class is based on the cost to serve that class and allocators are used to assign the appropriate cost of service level. As an example, Mr. Motley stated that power plant costs are generally allocated on a production allocator based on the relative demand and energy usage between each customer class. Regarding the Joint Stipulation, Mr. Motley testified that the Stipulating Parties agreed that the Company will use a normalized 1-CP average and excess production allocator for power plants, production O&M expenses and wind generation costs. Finally, Mr. Motley testified that the Stipulating Parties agreed to evaluate and consider the 4-CP allocation methodology for transmission assets in OG&E’s next rate case.

Mr. Motley then testified regarding changes to the Company’s Terms and Conditions of Service (“Terms and Conditions”). Mr. Motley summarized the agreed changes to the existing Terms and Conditions as follows:

•	Sections 202 and 211 – Application for Electric Service and Change of Occupancy; these provisions will allow the customer to notify the Company electronically with connect and disconnect requests;
•

Section 206 – Method Of Supplying Electric Service; in areas where smart meters are installed, the Company will discontinue the charge of $.50 for each rental unit under a Leave-on Agreement, discontinue the $7.00 Disconnect Charge under a Leave-on Agreement and apply the $25.00 Service Initiation Fee to an owner/agent who requests a service initiation under a Leave-on Agreement. A Leave-on Agreement maintains active service when the property is not occupied by a tenant. Because these fee changes apply only where remote connect/disconnect services will be available, no revenue adjustment has been made. This section also permits remote connection of service and remote disconnection of service. OG&E will remotely disconnect service without sending an employee to leave a paper copy of the notice at the premise;

•	Section 208 – This modification simply includes in the Terms and Conditions the Company’s Deposit Plan which is on file with the Commission;
•	Section 209 – This provision allows the customer to request that monthly billings be delivered to an electronic address;

•	Section 215 – The return check charge utilized by OG&E will be reduced from $25.00 to $10.00;
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Section 217 – Average Monthly Billing (AMB) Payment; the Company will have the option to waive the 12-month waiting period for reinstatement in the AMB program if a customer is removed for late payment;

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Section 220 – Prepaid Electric Service; this provision offers customers in locations with smart meters the ability to prepay for electric service and forego making a deposit. Customers are provided equipment that will disconnect service if the prepaid amount drops to zero. Customers can re-activate electric service by adding funds to their account. Prepay customers are not required to pay a deposit. The customer’s standard rate will apply and will be prorated to a daily basis as required. No reconnect or disconnect fees will apply;

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Section 401 – This change modifies Part IV-Standard Extension Policy of the Terms and Conditions; the revised extension policy makes it clear that the Company may exercise discretion in determining the point of delivery of service to the customer; and

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Section 402 – The Company added a paragraph to this section making it clear that when customers request an extension the customer may be responsible for obtaining releases from other affected property owners before the Company is obligated to construct the extension.

With Regard to new Terms and Conditions, Mr. Motley testified the Stipulating Parties agreed as follows:

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Section 230 – Request by Customers to Perform Work on Customer Owned Facilities; this allows OG&E to perform work on facilities owned by the customer in the event the customer can not find a third party to do this work;

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Section 231 – Facilities Rental Service and Agreement; occasionally, a primary metered customer will request that OG&E rent them equipment due to a failure of their own equipment. This standardized rental agreement will help facilitate that customer’s request;

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Section 411 – Performance Guaranty Agreement; this is an agreement with the customer to ensure that Company investment in infrastructure to serve the customer is recovered if the projected customer load never materializes; and

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Qualifying Facilities Purchase Schedules (QF-1 and QF-2) Currently, residential customers with self-generation capability are limited to 25 kW of generation and other customers under this tariff are limited to 100 kW of generation. Per the terms of the Joint Stipulation all customers under these schedules will now be allowed to have up to 300 kW of self generation capability. The purchase schedule for QF-2 customers will be renamed the Net Energy Billing Option (NEBO). The purchase prices contained in the QF-1 purchase schedule have been updated to reflect the latest marginal cost projections. In addition, effective six months from implementation, existing QF-2 customers will be required to receive electric service on a daily time differentiated tariff or will be removed from the tariff. A daily time differentiated tariff more accurately reflects the value of the generation provided by the customer’s facilities. Any new participants will immediately be placed on a daily time differentiated rate.

Mr. Motley then testified regarding the agreement of the Stipulating Parties as to the residential rate design. Mr. Motley stated that OG&E will increase the customer charge for residential customers from $6.50 per month to $13.00 per month, and increase the discount for low income residential customers who qualify for the LIHEAP assistance to a $10.00 per month reduction to the customer charge for all months. Mr. Motley stated the change to LIHEAP customers would result in an increase to their discount from approximately $50.00 per year to $120.00 per year. Further Mr. Motley estimated that approximately 27,000 OG&E customers will qualify for this discount. Mr. Motley also testified that the LIHEAP tariff has been renamed as the Low Income Assistance Program (“LIAP”) tariff to avoid confusion with the federal assistance program named LIHEAP.

Mr. Motley further testified that the Stipulating Parties agreed that OG&E would eliminate the 0-600 kWh step in the shoulder months (May and October) with all shoulder month kWh’s priced at 8.4¢ per kWh, decrease the initial block price for the peak season (usage billed during the months of June through September) by $0.0015 per kWh, increase the price for all usage above 1,400 kWh by $0.01 per kWh and decrease the initial block (first 600 kWh) price for the off peak season (November through April) by $0.0012 per kWh and decrease the price for additional usage by $0.0006 per kWh. Mr. Motley explained that these adjustments are intended to deliver more efficient price signals to customers.

On the Residential Time of Use (“RTOU”) tariff, Mr. Motley testified that the Stipulating Parties agreed that OG&E would increase the customer charge for RTOU customers from $6.50 per month to $13.00 per month, mirroring the change to the standard residential customer charge, eliminate the separate TOU meter charge of $6.00 per month that previously applied during June through October (the “Summer Season”). Mr. Motley testified that the Joint Stipulation reduced the peak hours during June through September (the “peak period”) from 1:00 pm to 7:00 pm Monday through Friday, to the hours of 2:00 pm to 7:00 pm on Monday through Friday. By eliminating the time of use meter charge and reducing the peak period, OG&E hopes to reduce the barriers that discourage customers from taking advantage of time differentiated pricing. Mr. Motley further testified that the changes to the RTOU tariff would provide a senior citizen’s discount, by reducing the RTOU customer charge by $5.00 per month during the Summer Season months of June through October for residential customers age 65 or older and implement a “best bill” provision that is designed to protect customers from any adverse effects while the Company is re-programming meters to reflect these changes.

Mr. Motley also testified the Stipulating Parties agreed to the Company’s proposed tariffs designed for its SmartPower Program. Mr. Motley described the Variable Peak Pricing (“VPP”) tariffs which are a form of Day-Ahead Pricing in which the prices for the off-peak period are fixed each day and the price for the on-peak period varies each day based on the day-ahead expected system conditions. Mr. Motley explained that the Norman SmartPower project will provide insight into the value of time-differentiated pricing programs. The two tariffs for VPP are a Residential VPP tariff and a General Service VPP tariff. The General Service VPP tariff is applicable to General Service, Public Schools Non-Demand and Oil & Gas Producers Non-Demand customers. Mr. Motley further explained that the “best bill” provision provides additional price security to customers choosing the VPP rate, by comparing the total charges under the VPP rate with what the charges would have been under the original rate after the initial year and issuing a credit to the customer for any amount paid that exceeds what would have been paid under the customer’s previous rate. The “best bill” provision is only available for the first year the customer is on the VPP tariff.

Mr. Motley testified that the VPP tariffs would benefit non-participating customers through system load factor improvement, because the tariffs are designed to allow a greater number of units (kWh) to bear the overall fixed costs of the system without adding new capacity. Mr. Motley testified that customers on time-differentiated programs, such as TOU and VPP, tend to use more electricity in non-peak periods of usage which defers the need for future generation and increases the system load factor. Since usage across the peak tends to decrease or remain constant, the increase in system load factor may actually lower base costs for all customers.

Mr. Motley testified that the Stipulating parties agreed to change the peak season prices and the customer charge in the General Service (“GS”) tariff to recover the revenue requirement assigned to this customer class by increasing the customer charge to $24.00 and decreasing the energy charges slightly. As Mr. Motley previously testified, the Company will also provide a VPP tariff to GS customers, as well as to other smaller commercial customers. Additionally, Mr. Motley testified that, as part of the Joint Stipulation, the Company will implement changes to the GS-TOU tariff that are comparable to the changes to the RTOU tariff, meaning the customer charge will be increased, the TOU meter charge eliminated, the peak period definition standardized, the embedded fuel expense adjusted, and the “best bill” provision modified. The embedded fuel expense will be 2.6¢ per kWh for all off-peak energy prices and 8.0¢ per kWh for all peak period energy prices.

Mr. Motley further testified that the Joint Stipulation provides that with regard to the Oil and Gas Producers (“OGP”) rate design there will be no revenue increase or reduction for the OGP non-demand tariffs. However, the pricing components will be modified to provide more accurate price signals and the OGP Non-demand Levelized tariff will be converted to a seasonal tariff and combined with the standard OGP non-demand tariff and adjusted in the same manner as GS-TOU.

With regard to the Public School (“PS”) rate schedules, Mr. Motley testified that the Stipulating Parties agreed there will be no increase to the overall revenue requirement for this class, but prices will be adjusted to better align with costs, the Public School Demand TOU structure will be changed from that of a demand-based TOU rate to an energy-based TOU rate and the peak period demand charge will be eliminated; the Public School Non-Demand TOU and Public School Non-Demand TOU-C tariffs will be combined into a single offering and the peak period for the combined offering will be from 3:00 p.m. to 7:00 p.m. The Chain Aggregation Rider (“CAAR”) option will be eliminated.

Mr. Motley testified that as to the Municipal Pumping (“MP”) rate design, that Stipulating Parties agreed that there will be no increase to the overall revenue requirement for this class, but the customer charge will be increased to $24.00, and the revenues from the energy charge will be reduced an equivalent amount and prices will be adjusted to better align with costs. Finally, with respect to the MP tariffs, Mr. Motley testified that the Joint Stipulation incorrectly references TOU changes for this class when in fact there is no specific TOU tariff for the MP class.

Regarding the Large Power and Light (“LPL”) class, Mr. Motley testified that the Joint Stipulation provides that the current LPL Levelized tariff will be deleted, the declining tail block kWh rates for all LPL-TOU Service Levels except Service Level 1 and 2 will be removed, OG&E will change the LPL-TOU structure from that of a demand-based TOU rate to an energy-based TOU rate with an embedded fuel change as discussed earlier for the GS-TOU, the power factor requirement will be increased from 80% to 85% as discussed earlier, the existing interruptible and curtailable service tariffs (PACE, IR, and CR) will be combined into a single Load Reduction rider, but the current interruptible rider (“IR”) will continue for customers currently utilizing the tariff on the effective date of the Joint Stipulation and OG&E will implement minor changes to the Day Ahead Pricing (DAP) tariff for DAP subscribers.

Mr. Motley testified that the Stipulating Parties agreed that with respect to the Power and Light (“PL”) class the current PL Levelized tariff will be deleted, OG&E will change the energy prices to eliminate the declining block structure and will increase the demand charges, the CAAR option will be eliminated, the customer charge for PL SL5 will be increased $2.00 per month and the customer charges for all other service levels will remain unchanged, and the power factor will be increased from 80% to 85%. For the PL-TOU structure, Mr. Motley testified that the Stipulating Parties agree the Company will change the structure from that of a demand-based TOU rate to an energy-based TOU rate, the peak period demand charge will be eliminated, the embedded fuel is to be 2.6¢ per kWh for all off-peak energy prices and 8.0¢ per kWh for all peak period energy prices, the customer charges are the same as proposed for the PL tariff, the TOU meter charge and the CAAR will be eliminated and the power factor will be increased from 80% to 85%.

Mr. Motley testified that the Company’s proposed T’s & C’s and tariffs consistent with the terms of the Joint Stipulation are attached to his Supporting Testimony.

Finally, Mr. Motley testified that the Company believes that the Joint Stipulation represents a full and complete compromise of all of the issues addressed therein and that the Company supports the Joint Stipulation as being fair, just and reasonable and in the public interest.

PUBLIC UTILITY DIVISION

          Brandy Loyd Wreath, Chief of Energy and Water for the Public Utility Division of the Commission, filed his Testimony in Support of the Joint Stipulation on July 13, 2009. Mr. Wreath testified that the purpose of his testimony is to support the Joint Stipulation.

          Mr. Wreath testified that the Company’s jurisdictional revenue deficiency under the Joint Stipulation is $48.3 million. Mr. Wreath testified that this revenue deficiency incorporated a compromise and settlement of all issues in this proceeding as between the Stipulating Parties. The Stipulating Parties further agreed that OG&E will file tariffs designed to produce Oklahoma jurisdictional operating revenues of $1,786,484,331 based upon the test year billing units reflected in Section M of the Company’s Application Package filed in this proceeding on February 27, 2009. Mr. Wreath further testified that the Joint Stipulation provides that OG&E will file a rate case on or before June 30, 2011, based upon a 2010 test year.

Regarding the Fuel Cost Adjustment (“FCA”), Mr. Wreath testified that an integral part of the Joint Stipulation provided that OG&E would reduce the fuel factor calculated through their fuel adjustment clause rider contemporaneously with the agreed increase to base rates. Mr. Wreath testified that the adjustment would be in an amount designed to reduce fuel costs to Oklahoma customers by $137.9 million over the 12 months subsequent to implementation of rates and the FCA reduction will result in a lower fuel cost per kWh for all classes of customers receiving electric service from OG&E. Mr. Wreath further testified that because of the decrease to OG&E’s fuel factor, all customer classes should see an overall bill reduction despite the base rate increase. It was Mr. Wreath’s testimony that this adjustment to fuel was an important part of the Stipulation as it protects the ratepayers from an additional financial burden during an already difficult economic time. Finally, with regard to the FCA, Mr. Wreath testified that, as the company’s tariff requires, OG&E reviews the cost of fuel annually. OG&E’s next annual fuel review of their fuel factor is currently scheduled for the end of 2010, at which time the factor will be recalculated based upon the current cost of fuel at the time of the review. Mr. Wreath testified that if the cost of fuel is the same as it is now, the fuel factor will not be adjusted, however if costs have increased or decreased, the factor will be adjusted accordingly.

With regard to the price response credit payments, Mr. Wreath testified that the actual interruptible credit payments made pursuant to OG&E’s Load Reduction Program for large customers and for similar programs offered to other customers (e.g., Day Ahead Pricing “DAP”) will be allocated to the various customer classes using OG&E’s production allocator and recovered through the fuel cost adjustment tariff. It was Mr. Wreath’s testimony that such a process was reasonable as all classes potentially benefit from the outcome of these programs.

Mr. Wreath testified that with regard to the Uncollectible Account Expense the Stipulating Parties agreed that the actual cost of the fuel and energy portion of any customer account charged off as uncollectible will be allocated to the service level of the customer causing the charge off and recovered through the fuel cost adjustment tariff. Mr. Wreath testified Staff believes this is a reasonable approach as each class pays costs related to their own class usage and write-off expenses and it is an attempt to further reduce the potential subsidies between classes. Mr. Wreath noted that the process being utilized in this case for OG&E is similar in nature to the program approved for Oklahoma Natural Gas in PUD Cause No. 200800244.

Mr. Wreath testified that the Stipulating Parties agreed that any tariff currently in effect which was not specifically eliminated or modified pursuant to the Joint Stipulation and which expires after August 1, 2009, will be extended to the expiration date currently in the tariff or the effective date of rates from OG&E’s next rate case, whichever is later in time. Mr. Wreath stated this will have the benefit of keeping the Company whole during the rate period that results from this case while still allowing for a transparent review process under the riders.

In addition, Mr. Wreath testified that OG&E’s storm recovery mechanism, approved by Commission Order No. 558445 in Cause Nos. PUD 200800215 and PUD 200700447 will be extended to include 2010 and 2011. It was Mr. Wreath’s testimony that this extension is crucial as storm recovery is one of the most important factors, outside of normal maintenance, affecting system outages.

Finally, with regard to riders, Mr. Wreath testified that the rate of return (“ROR”) for tariffs currently in effect and not specifically eliminated or modified pursuant to this Joint

Stipulation will continue to utilize the ROR granted by Commission Order No. 516261 in Cause No. PUD 200500151.

Regarding AFUDC, Mr. Wreath testified that the Stipulating Parties agreed that the return on common equity rate used in the formula to calculate AFUDC will continue to be based on the rate granted by Commission Order No. 516261 in Cause No. PUD 200500151. This rate treatment will be fully reviewed in OG&E’s next rate case to be filed by June 30, 2011.

Mr. Wreath testified that the stipulated revenue includes revenue requirement for: the Redbud generating facility; the Centennial riders; and Phase I and Phase II security costs. Mr. Wreath testified that the Redbud and Centennial riders will be terminated upon implementation of the stipulated rates, while the Security and Cogeneration Credit Riders will be extended, as proposed by the Company.

With respect to the Pension regulatory asset tracker, Mr. Wreath testified the Stipulating Parties agreed that the balance for the pension will be amortized over four years in equal annual amounts and the pension tracker will stay in place to ensure the Company and ratepayers are protected from large swings in the pension expense levels. Mr. Wreath testified that Staff believes this is reasonable and will review the process in its entirety in the next rate case.

On rate case expense, Mr. Wreath testified that the Joint Stipulation provides that the Company’s rate case expenses will be amortized over a two year period with the result that all expenses would be fully amortized before the next rate case is filed.

Mr. Wreath testified the Stipulating Parties agreed that the Company will implement its SmartPower Program within the city limits of Norman, Oklahoma, as proposed by OG&E. Mr. Wreath further testified that the Joint Stipulation provides that the Company will also be granted a waiver of OAC 165:35-21-21(3), consistent with the requirements stated in Order No. 568005 in Cause No. PUD 200800375. This waiver allows the Company to disconnect a customer’s service without physically going to the premises at the time of disconnection and leaving a notice of such disconnection. Mr. Wreath testified that SmartPower service areas will have notice provided according to the manner outlined in Order No. 568005. Mr. Wreath further testified that the Company would give the Commission Staff thirty (30) days notice each time the Company plans to deploy SmartPower and advise Staff whether such deployment will change how disconnect notices will be given to the impacted group of customers, make the necessary changes to its tariff to clearly state how notice will be given and further state that notice will no longer be physically left at the premises where the service is planned to be disconnected.

Mr. Wreath also testified that SmartPower Program costs will be capped at $20 million, including both capital costs and O&M costs. The SmartPower Program costs will be recovered through a tariff, which will become effective when the Program is implemented in June 2010. Mr. Wreath further testified that the ROR used in the calculation will be consistent with the Company’s other riders and will utilize the ROR granted by Commission Order No. 516261 in Cause No. PUD 200500151. Finally, Mr. Wreath testified that the Company will true-up the actual costs every six months with the initial true-up in December 2010 and report to the Commission Staff annually on the progress of the Program. Mr. Wreath testified that OG&E’s costs of the SmartPower Program will be allocated to its customer classes using OG&E’s distribution plant allocator.

Mr. Wreath testified with regard to power factor that the Stipulating Parties agreed that effective one year after the new rates are implemented, OG&E’s customers on demand rates will be required to maintain an average monthly power factor of at least 85%. If the customer fails to maintain the 85% average monthly power factor level their billing demand will be increased to equate to a power factor of 85%. Mr. Wreath further testified that the Stipulating Parties also agreed to continue to monitor OG&E’s power factor requirements and consider the implementation of a ninety percent (90%) power factor requirement in OG&E’s next rate case. Finally, Mr. Wreath testified that an increase in the power factor requirement from 80% to 85% is consistent with OG&E’s Vision 2020 strategy (internal goals) and is reasonable because it could contribute to a sizeable decrease in the Company’s capacity requirement.

Mr. Wreath testified that the Stipulating Parties agreed that a 1-CP weather normalized average and excess production allocator will be used for allocating production plant costs, consistent with the methodology referenced in Order No. 559892 in Cause No. PUD 200800086. Mr. Wreath testified that Staff believes this is a reasonable method because a weather normalized 1-CP average and excess allocator improves upon a multiple CP average and excess allocator for production costs because it obtains a more accurately averaged (smoother) peak period definition, the basis of cost allocation. Additionally, Mr. Wreath testified that a weather normalized 1-CP average and excess allocator statistically captures the desired smoothing result which 2-CP, 4-CP, or other multiple CP allocators do not capture.

With respect to transmission allocation, Mr. Wreath testified that the stipulating Parties agreed that OG&E’s next rate case will include an evaluation and consideration of a 4-CP allocation methodology for OG&E’s Transmission Plant.

Mr. Wreath testified that the Centennial wind facility will be placed into OG&E’s rate base and the costs allocated to OG&E’s customer classes using OG&E’s production allocator, which is the same allocator used for OG&E’s other production assets. Finally, with regard to allocation issues, Mr. Wreath testified that the Stipulating Parties agreed to clarify that costs associated with OG&E’s production O&M accounts will be allocated to OG&E’s customer classes using OG&E’s proposed production allocator, a normalized 1-CP average and excess allocator. Mr. Wreath stated Staff believes this is reasonable because it aligns OG&E’s production O&M related costs to be allocated in sync with OG&E’s production plant facilities.

On the issue of terms and conditions of service, Mr. Wreath testified that the Stipulating Parties agreed to the changes as described by OG&E witness Bryan Scott in his Direct Testimony filed February 27, 2009. In addition, the Stipulating Parties also agreed to lower the return check charge utilized by OG&E to $10.00 as proposed by Staff in an effort to have charges more closely reflect the cost of providing the service or covering the Company’s costs, which is especially important to Staff during this difficult economic time.

Mr. Wreath testified that, regarding the Residential class, the Stipulating Parties agreed to implement a Variable Peak Pricing tariff, increase the Low-Income Home Energy Assistance Program (“LIHEAP”) discount, add a senior citizen’s discount, modify the time of use (“TOU”) best bill provision, and make modifications to the seasonal block prices. These changes help send more appropriate price signals to ratepayers and aid in an allocation consistent with the cost causation principle. Further, he testified that the Stipulating Parties agreed to increase the residential customer charge to $13.00 per month, eliminate the residential TOU monthly meter charge, modify the TOU embedded fuel expense, and reduce the summer TOU peak period by one hour each weekday (2:00 PM - 7:00 PM, Monday – Friday, June through September). Mr. Wreath also testified, with regard to the residential customer charge, that changing the monthly customer charge to $13.00 is an attempt to have the customer pay more of the fixed cost of providing service through the fixed charge while recognizing that the $13.00 amount is still well below the actual fixed cost of service, which is approximately $21.00.

On the General Service class, Mr. Wreath testified that the Joint Stipulation provides, and the Stipulating Parties agreed that the Company will increase the customer charge, implement a Variable Peak Pricing tariff, eliminate the TOU meter charge, adjust the TOU peak period, adjust the TOU embedded fuel expense, modify the TOU best bill provision, and modify the block pricing. Mr. Wreath testified that these changes and modifications, in the collective aggregate, represent reasonable and practical attempts to design General Service rates that are more reflective of their true costs and have the specific objective of transferring a proportional amount of these costs to the cost causers.

For the Oil and Gas Producers class, Mr. Wreath testified that the Stipulating Parties agreed to a rate design that increases the customer charge, eliminates the TOU meter charge, adjusts the TOU peak period, adjusts the TOU embedded fuel expense, modifies the TOU best bill provision, eliminates the PL-OGP tariff, and modifies the block pricing. Mr. Wreath testified that similar to the General Service rate class, these alterations illustrate Staff’s and the Stipulating Parties’ commitment to avoiding rate shock while adhering to the cost causation principle.

On the Public Schools rate design, Mr. Wreath testified that the Stipulating Parties agreed that the Company’s proposals to eliminate the TOU meter charge, adjust the TOU peak period, adjust the TOU embedded fuel expense, modify the TOU best bill provision, eliminate the Chain Account Aggregation Rider (“CAAR”), and modify the block pricing, should be adopted. Mr. Wreath testified that as in the other instances where this change is being proposed, modifying the TOU peak period will encourage more customers to subscribe to the Company’s TOU tariff, which is desirable since TOU rates more closely match their true marginal costs than non-TOU rates. Additionally, the anticipated reduction in customers’ electricity demand resulting from the more informational TOU price signals could delay the construction of new generation capacity.

Mr. Wreath testified that the Stipulating parties agreed with the Company’s proposals for the Large Power and Light class to withdraw the LPL Levelized tariff, eliminate the TOU peak period demand charge, modify the TOU embedded fuel charges for off-peak and peak energy prices, extend and integrate the existing interruptible and curtailable service tariffs into a single Load Reduction rider, and modify the DAP tariff.

The Stipulating Parties also agreed that the interruptible rider shall continue in full force and effect for customers utilizing the tariff as of the implementation of the stipulated rates, which result in no new customers to the tariff but allows customers currently being served to remain under the tariff. Mr. Wreath went on to testify that the tail block rates were also retained for LPL TOU customers (Service Levels 1 and 2) for winter and summer off-peak hours. He stated this is an important feature for certain LPL TOU customers who are not able to control usage during peak hours, as opposed to other LPL TOU customers who can adjust to peak usage. This retention of the tail block rates will cause these sensitive LPL-TOU customers to remain revenue neutral at the intra-class level. Additionally, Mr. Wreath testified that the Stipulating Parties agreed that the LPL TOU tariff would be modified with the intent that embedded fuel charges for an LPL TOU customer for off-peak and on-peak energy prices should average 2.9 cents per kWh based on the customer’s test year usage, meaning the newly designed rates, when applied to each customer’s test year usage, would result in an embedded fuel charge averaging 2.9 cents per kWh. Mr. Wreath testified that this was an important to step to ensure that changes to rates did not have unintended consequences for individual customers.

As to rate design, Mr. Wreath testified that with regard to the Power and Light class the Stipulating Parties agreed to the Company’s proposals to withdraw the PL Levelized tariff, eliminate the CAAR rider, eliminate the declining block structure for energy, and increase demand charges. Mr. Wreath testified that the proposed removal of levelized tariffs for the relevant rate classes is reasonable, consistent with Vision 2020, and could ultimately contribute to a reduction in the Company’s long run costs via avoiding the costs of building new generation in the next few years. Further, Mr. Wreath stated a declining block structure for energy transmits inaccurately lower price signals to customers which adversely encourages more electricity consumption, thus its elimination is appropriate and reasonable. Mr. Wreath testified the Stipulating Parties also agreed to change the PL-TOU structure from a demand-based TOU rate to an energy-based TOU rate, modify the TOU embedded fuel costs for off-peak and peak energy, eliminate the CAAR rider, and eliminate the TOU meter charge. Mr. Wreath testified that the conversion of the TOU structure for the PL and LPL classes from demand-based to energy-based rates is a reasonable attempt to diminish customer demand in peak intervals while permitting OG&E customers to keep their accrued savings from their lessened peak usage in that month.

Finally, Mr. Wreath testified that Staff believes that all parties made a best efforts attempt to settle the issues in this case in a manner that was beneficial to all parties. Mr. Wreath testified that the settlement negotiations were a robust exchange of ideas and many creative solutions were found, the result of which was what Staff believes is a balanced and fair agreement. He stated that Staff further believes that the short timeframe between rate cases agreed to in the Stipulation should add an extra layer of security for the Company and for ratepayers. In that regard, Mr. Wreath reiterated that the filing of OG&E’s next rate case will be no later than June 30, 2011, with the hope that the economy will have had the opportunity to stabilize before that time, thereby enabling all parties to form a more stable opinion without the major uncertainties and trials of the current financial and economic environment. Mr. Wreath testified that Staff recommends that the Commission accept the Joint Stipulation and Settlement Agreement as filed on July 2, 2009, and further recommends that the Commission find that the Stipulation is reasonable and in the public interest.

II.	FINDINGS OF FACT AND CONCLUSIONS OF LAW

Based upon the Commission’s review and evaluation of the pleadings, testimony of witnesses, the Joint Stipulation and Settlement Agreement, and evidence contained in the record for this Cause, and upon a full and final consideration thereof, the Commission makes the following findings and conclusions:

1.         The Commission finds that it has jurisdiction with respect to the issues presented in this proceeding by virtue of Article IX, §§18 et seq. of the Constitution of the State of Oklahoma, 17 O.S. §§151 et seq., and the rules and regulations of the Commission including the Commission’s Minimum Standard Filing Requirements as set forth in OAC 165:70.

2.         The Commission finds that notice was given as required by law and Commission rules and in accordance with Commission order.

3.         The Commission finds that the Stipulating Parties to this proceeding have executed and submitted to the Commission a Joint Stipulation and Settlement Agreement filed with the Commission on July 2, 2009, and its applicable amendment filed on July 8, 2009, a copy of which is attached to this Order as Attachment “A” and incorporated herein by reference. The Commission further finds, based upon the evidence and testimony submitted at the hearing on the merits in this proceeding, that the Joint Stipulation reflects a full, final, and complete settlement of all issues pending in this proceeding by the Stipulating Parties and is hereby adopted by the Commission.

4.	Pursuant to the terms of the Joint Stipulation:
a.

OG&E shall file tariffs designed to produce Oklahoma jurisdictional operating revenues of $1,786,484,331 based upon the test year billing units reflected in Section M of the Company’s Application Package filed in this proceeding on February 27, 2009, as adjusted for weather using the weather normalization method proposed by OG&E. The new tariffs will result in an annual increase in revenues of $48,242,626;

b.	OG&E shall file tariffs reflecting new Fuel Cost Adjustment (“FCA”) factors that will reduce customer fuel costs $137,890,665 over a twelve month period;
c.

with regard to the recovery of payments made for OG&E’s price response programs, OG&E shall file tariffs to remove the revenue adjustments for the Company’s load curtailment program for large customers from operating revenues and treat interruptible credit payments and similar revenues from other programs as an expense to be recovered through the FCA;

d.

OG&E shall file tariffs allowing the Company to recover the actual amount of the fuel and energy costs in uncollectible customer bills through the FCA as opposed to including an estimated amount in base rates;

e.

OG&E shall file tariffs reflecting that all tariff riders currently in effect, which are not changed by this Order be extended through the later of their stated expiration date or the next rate case and the rate of return currently in effect for those tariff riders shall remain in effect. For the purposes of this Order the “rate of return” referred to herein includes the cost of debt, common equity and associated income taxes approved in the Commission orders that established such tariff riders. The rate of return established by Order No. 516261 issued in Cause No. PUD 200500151 was 8.658%;

f.	OG&E’s storm recovery mechanism, approved by Commission Order No. 558445 in Cause Nos. PUD 200800215 and PUD 200700447 shall be extended to include 2010 and 2011;

g.	the return on common equity rate used in the formula to calculate AFUDC shall continue to be based on the rate granted by Commission Order No. 516261 in Cause No. PUD 200500151, which is 10.75%;
h.

the revenue requirement associated with the Redbud generating facility (established by Order No. 559892, in Cause No. PUD 200800086), the Centennial Wind Farm (established by Order No. 524078 in Cause No. PUD 200500059) and Phase I and Phase II of the security projects (established by Order No. 499043 in Cause No. PUD 200200168 and Order No. 540971 in Cause No. PUD 200600402) shall be recovered in base rates. The Redbud Acquisition Recovery Rider and the Centennial Wind Energy Project Rider shall terminate and the Security Rider shall be used to recover Phase III security costs, as set forth in Order No. 568007 issued in PUD 200900009;

i.

base rates shall be adjusted for the recovery of cogeneration purchase power contract costs as set out in the Joint Stipulation by reducing the recovery in base rates from $178 million to the actual payments in the test year of $98 million and the Cogeneration Credit Rider shall be extended in order to maintain a vehicle for any future changes in fixed payments;

j.

the regulatory asset balance for pension expense authorized by Order No. 516261 in Cause No. PUD 200500151 and accumulated as of the date of this Order shall be amortized over four years in equal annual amounts and the pension tracker shall remain in place to ensure that the Company and ratepayers are protected from large swings in the pension expense levels. The Commission further finds that changes in the pension expense included in the $783,694 increase recommended by Commission Staff witness Trent Campbell in his testimony filed herein on June 22, 2009 and occurring after the date of this Order shall be recorded by the Company as a regulatory asset or regulatory liability;

k.

the Company’s rate case expenses in this Cause, and the consulting costs of both the Commission Staff and Attorney General, recorded on the Company’s books and records as a regulatory asset pursuant to Order No. 558445 in Cause No. PUD 200800215 and PUD 200700447 shall be amortized over a twenty four (24) month period. Additionally, the Company’s Red Rock Cancellation Regulatory

Asset established by Order No. 558445 in Cause No. PUD 200800215 and PUD 200700447 shall be amortized over twenty seven (27) years;
l.

OG&E’s proposed SmartPower Project in Norman, Oklahoma, is approved and the project costs shall be capped at $20 million, including both capital costs and O&M expenditures and the annual revenue requirement and the expenses shall be recovered through a tariff rider when the equipment is in service. The rider shall contain a true-up mechanism on the recovery amount every six months calculated by comparing the revenue collected under the rider with the Company’s actual costs. The initial true-up adjustment shall be for the period ending December 31, 2010, and the Company shall report annually on the progress of the program. The Commission further finds that the costs of the SmartPower Program shall be allocated to and recovered from OG&E’s customer classes using OG&E’s distribution plant allocator;

m.	with respect to the Company’s SmartPower Program it shall be granted a waiver of OAC 165:35-21-21(3), consistent with the requirements stated in Order No. 568005 in Cause No. PUD 200800375;
n.

effective one year after new rates are implemented pursuant to this Order, the Power Factor for customers on demand rates shall be increased to eighty five percent (85%) and the parties shall consider in the next rate case a further increase in the power factor to ninety percent (90%);

o.

the Company shall use a weather normalized 1-CP average and excess production allocator for power plants, production O&M expenses and wind generation costs (including the Centennial Wind Facility), consistent with the methodology referenced in Order No. 559892 in Cause No. PUD 200800086;

p.	in OG&E’s next rate case the parties shall evaluate and consider the use of a 4-CP allocation methodology for the Company’s transmission plant;
q.	OG&E shall file revised Terms and Conditions of Service consistent with the changes described in the July 22, 2009, testimony of Mr. Motley; and
r.	OG&E shall implement the rate design consistent with the provisions of the Joint Stipulation.

IV. ORDER

          IT IS THEREFORE THE ORDER OF THE CORPORATION COMMISSION OF THE STATE OF OKLAHOMA that the Joint Stipulation and Settlement Agreement executed and filed by the Stipulating Parties to this proceeding and attached hereto as Attachment “A” shall be and the same is hereby approved in accordance with the findings hereinabove set forth.

          IT IS FURTHER THE ORDER OF THE CORPORATION COMMISSION OF THE STATE OF OKLAHOMA that the rates, charges and tariffs reflecting the terms of this Order be and the same are hereby approved and shall become effective with the first regular billing after the Company has filed tariffs with the Commission that conform to this order and the tariffs have been approved by the Director of the Public Utility Division.

          IT IS FURTHER THE ORDER OF THE CORPORATION COMMISSION OF THE STATE OF OKLAHOMA that the Findings of Fact and Conclusions of Law set forth herein be, and the same are hereby, adopted as the Order of the Commission.

OKLAHOMA CORPORATION COMMISSION

/s/ Bob Anthony
BOB ANTHONY, Chairman

/s/ Jeff Cloud
JEFF CLOUD, Vice Chairman

/s/ Dana L. Murphy
DANA L. MURPHY, Commissioner

DONE AND PERFORMED THIS 24th DAY OF JULY, 2009, BY ORDER OF THE COMMISSION:

/s/ Peggy Mitchell
PEGGY MITCHELL, Secretary

APPROVED AS TO FORM:

/s/ Maribeth D. Snapp	7-24-09
MARIBETH D. SNAPP	Date
Referee

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